Stewardship Financial Corporation 8-K

Exhibit 99.1

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – July 16, 2014 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.01 per share cash dividend. Common stockholders of record as of August 1, 2014 will be paid the dividend on August 15, 2014.

In announcing the dividend, Chairman William C. Hanse stated, “We are pleased to continue to acknowledge our shareholders with this dividend. This dividend represents the sixty-seventh consecutive quarterly dividend since the Corporation began paying quarterly dividends in 1998.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board of Directors continually evaluates the dividend level. The Board is committed to maintaining the Corporation’s well-capitalized status and remains dedicated to our shareholders and to giving back to the community through the bank’s unique tithing mission.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $8.1 million.

We invite you to visit our website at www.asbnow.com for additional information.

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